Exhibit 99.3
Director Bonus to G. Bryan Thomas

[LISKA BIOMETRY LOGO]

July 21, 2004

G. Bryan Thomas
2701 Winward Blvd.,
Champaign, IL. 61821
USA

         RE:      Director Equity Bonus

Dear Bryan,

     Liska Biometry, Inc. is delighted to notify you that for services previously rendered, in recognition of excellent work and dedication to Liska Biometry, Inc., we are hereby granting you a Director Bonus in the form of equity in the amount of 50,000 shares of common stock. Please be advised that said shares will be registered pursuant to Form S-8. Thank you for your recognized contributions to this organization.

Sincerely,

Liska Biometry, Inc.


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